Exhibit 10.12

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

XPONENTIAL INTERMEDIATE HOLDINGS LLC

(a Delaware limited liability company)

[______], 2021

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

CERTAIN OF THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH HEREIN AND/OR IN A SEPARATE AGREEMENT WITH THE HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT(S) MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

i

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

XPONENTIAL INTERMEDIATE HOLDINGS LLC

(a Delaware limited liability company)

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of XPONENTIAL INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), is entered into as of [    ], 2021, by and among the Company, Xponential Fitness Inc., a Delaware corporation (“Pubco”), the Members executing this Agreement, and such other Persons who may become Members hereof from time to time, pursuant to the provisions of the Delaware Act and this Agreement.

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Delaware Act pursuant to a certificate of formation, which was executed and filed with the Secretary of State of the State of Delaware on February 19, 2020;

WHEREAS, a Limited Liability Company Agreement dated as of February 19, 2020 (the “Prior LLC Agreement”) was entered into with respect to the Company;

WHEREAS, H&W Franchise Holdings LLC (“H&W FH”) was formed as a limited liability company under the Delaware Act pursuant to a certificate of formation, which was executed and filed with the Secretary of State of the State of Delaware on August 28, 2017;

WHEREAS, pursuant to the terms of the Reorganization Agreement, dated as of [    ], 2021, by and among the Company, Pubco and the Pre-IPO Holders (the “Reorganization Agreement”), the parties thereto have agreed to consummate a reorganization of the Company and to take the other actions contemplated in such Reorganization Agreement (collectively, the “Reorganization”);

WHEREAS, pursuant to the Reorganization, H&W FH was merged with and into the Company (“H&W Merger”) with the Company surviving and, pursuant thereto, limited liability company interests in H&W FH became limited liability company interests in the Company;

WHEREAS, the Company is intended to be a continuation of H&W FH for U.S. federal income tax purposes;

WHEREAS, Pubco and [    ] have entered into the Securities Purchase Agreement, dated as of [    ] (the “Purchase Agreement”), providing for the purchase and issuance of [    ] shares of Pubco Preferred Stock (the “2021 Pubco Preferred Stock Issuance”) pursuant to the Certificate of Designations (as defined below);

WHEREAS, the Company and Pubco have entered into underwriting agreements with several underwriters providing for the offering of [    ] shares of Class A Common Stock pursuant to the IPO of Pubco;

WHEREAS, Pubco will use the proceeds received from the IPO and 2021 Pubco Preferred Stock Issuance to, among other things, (i) acquire Preferred Units and LLC Units from the Company, (ii) purchase LLC Units from certain Members of the Company and (iii) purchase the stock of LCAT Franchise Holdings, Inc. (“LCAT”), a Member that owns LLC Units of the Company; provided that in the event that the number of Preferred Units acquired from the Company does not equal the number of shares of Pubco Preferred Stock outstanding after the IPO, (x) Pubco will not acquire any LLC Units from the Company and (y) a portion of the LLC Units acquired from LCAT will be recapitalized into Preferred Units such that, immediately after such recapitalization (A) the number of Preferred Units held by Pubco equals the number of shares of Pubco Preferred Stock outstanding and (B) the number of LLC Units held by Pubco equals the number of shares of Class A Common Stock outstanding; and

WHEREAS, the parties listed on the signature pages hereto and listed on Schedule A (as defined below) represent all of the holders of interests in the Company as of the date hereof (the “Members”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereto hereby agree to amend and restate the Prior LLC Agreement, as of the Effective Time, in its entirety as follows:

ARTICLE 1

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.03 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year (or other applicable period) after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year (or other applicable period), after giving effect to the adjustments in paragraphs (i) and (ii) in the definition of “Adjusted Capital Account.”

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, as amended unless expressly otherwise specified herein.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are not authorized to be open for business in the State of California.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed (or deemed to be contributed) to the capital of the Company by such Member.

“Carrying Value” means with respect to any Property (other than money) of the Company (or any entity that is treated as disregarded as being separate from the Company for federal income tax purposes), such Property’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Carrying Value of any such Property contributed by a Member to the Company shall be the gross fair market value of such Property, as reasonably determined by the Managing Member, provided that with respect to any Property contributed or deemed contributed prior to the date hereof by (A) LAG Fit, Inc., such fair market value was the amount as reasonably agreed upon by H&W Investco and LAG Fit, Inc.; and (B) any Class A-3 Member (as defined in the Prior LLC Agreement), such fair market value was the amount as reasonably agreed upon by H&W Investco and Majority Class A-3 Approval (as defined in the Prior LLC Agreement).

(ii) The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Managing Member, at the time of any Revaluation required pursuant to Section 5.02(c), provided that if any Noncompensatory Option with respect to Units or other Equity Securities of the Company is outstanding, then Carrying Values will also be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(h)(2).

(iii) The Carrying Value of any item of such Properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the Managing Member.

(iv) The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment pursuant to paragraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

(v) If the Carrying Value of such Property has been determined or adjusted pursuant to paragraph (i), (ii) or (iv), then such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware in accordance with the Delaware Act, as such Certificate may be amended from time to time.

“Certificate of Designations” means, as applicable, the Certificate of Designations of 6.50% Series A-1 Convertible Preferred Stock of PubCo and the Certificate of Designations of 6.50% Series A Convertible Preferred Stock of PubCo.

“Class A Common Stock” means Class A common stock, $0.01 par value per share, of Pubco.

“Class B Common Stock” means Class B common stock, $0.01 par value per share, of Pubco.

“Class B Securities Purchase Agreements” means the Class B Securities Purchase Agreements, dated as of the date hereof, by and among Pubco and each of the Pre-IPO Holders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Competitive Activity” means (i) any business that competes with the business of the Company or any of its subsidiaries, or (ii) acquiring directly or through an Affiliate in the aggregate directly or beneficially, whether as a shareholder, partner, member or otherwise, any equity (including stock options or warrants, whether or not exercisable), voting or profit participation interests (collectively, “Ownership Interests”) in a Competitive Enterprise (it being understood that this clause (ii) shall not apply to prohibit the holding of an Ownership Interest if (a) at the time of acquisition of such Ownership Interest, the Person in which such direct or indirect Ownership Interest is acquired is not a Competitive Enterprise and the Member is not aware at the time of such acquisition, after reasonable inquiry, that such Person has any plans to become a Competitive Enterprise or (b) such Ownership Interest is a passive ownership position of less than five percent (5%) in any company whose shares are publicly traded).

“Competitive Enterprise” means any Person or business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person), or subsidiary, division, unit, group or portion thereof, whose primary business is engaging in a Competitive Activity (as reasonably determined by the Managing Member). For the sake of clarity, in the case of a subsidiary, division, unit, group or portion whose primary business is described above: (1) the larger business enterprise or Person owning such subsidiary, division, unit, group or portion shall not be deemed to be a Competitive Enterprise unless the primary business of such larger business enterprise or Person is engaged in a Competitive Activity and (2) the subsidiary, division, unit, group or portion whose primary business is engaging in a Competitive Activity shall be deemed a Competitive Enterprise.

[“Contribution and Exchange Agreements” means the Contribution and Exchange Agreements, by and among the Company and certain of the Pre-IPO Holders.]

“Control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, and (iii) each officer, director, shareholder (other than any public shareholder of Pubco that is not a Member), member, partner, employee, representative, agent or trustee of the Managing Member, Pubco (in the event Pubco is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq, as may be amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the State of Delaware General Corporation Law, as amended from time to time.

“Effective Time” means a time that is substantially concurrent with, but immediately prior to, the closing of the IPO.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the Managing Member.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“H&W Investco” means H&W Investco, LP, a Delaware limited partnership.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any bankruptcy (whether voluntary or involuntary), (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, (iv) any divorce or separation agreement or a final decree of a court in a divorce action or (v) death or permanent disability.

“IPO” means the initial underwritten public offering of Pubco.

“IRS” means the Internal Revenue Service of the United States.

“Liens” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“LLC Unit” means a common limited liability interest in the Company.

“LLC Unit Percentage Interest” means with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of LLC Units owned of record by such Member, and (ii) the denominator of which is the aggregate number of LLC Units issued and outstanding. The sum of the outstanding LLC Unit Percentage Interests of all Members shall at all times equal 100%.

“LLC Unit Redemption Price” means the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of Redemption (or the date of the Call Notice, as applicable), subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the LLC Unit Redemption Price shall be determined in good faith by a committee of the board of directors of Pubco composed of a majority of the directors of Pubco that do not have an interest in the LLC Units being redeemed; provided that in the case of Pubco electing a Cash Settlement pursuant to Section 10.02, if Pubco issues Class A Common Stock in a substantially concurrent offering of shares of Class A Common Stock, the LLC Unit Redemption Price shall be the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers fees or commissions) from the sale by Pubco of a share of Class A Common Stock sold in connection with the related redemption of Redeemed Units.

“Managing Member” means (i) Pubco so long as Pubco has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on the Member Schedule and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii) In the event the Carrying Value of any Company asset is adjusted pursuant to paragraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) or Section 5.04(c) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) and Section 5.04(c) shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

“Noncompensatory Option” means a non-compensatory option within the meaning of Treasury Regulations Section 1.721-2(f) that is issued by the Company.

“Non-Pubco Member” means any Member that is not a Pubco Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Percentage Interest” means with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the sum of (A) the number of LLC Units owned of record by such Member plus (B) the number of LLC Units that would be received upon a conversion of the Preferred Units owned of record by such Member and (ii) the denominator of which is the sum of (A) the total number of LLC Units issued and outstanding plus (B) the total number of LLC Units that would be received by Members holding Preferred Units upon a conversion of all Preferred Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transferee” means, other than with respect to Pubco,

(i) any Member;

(ii) in the case of any Member who is not a natural person, any Person that is an Affiliate of such Member or its beneficial owners; and

(iii) in the case of any Member who is a natural person:

(A) any Person to whom Units are Transferred from such Member (1) by will or the laws of descent and distribution or (2) by gift to the Member’s spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary without consideration of any kind;

(B) a trust, family partnership or estate planning vehicle that is for the exclusive benefit of such Member and/or its Permitted Transferees under clause (A) above; or

(C) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Preferred Units” means a preferred limited liability interest in the Company, with an initial fixed liquidation preference equal to the Fixed Liquidation Preference (as defined in the Certificate of Designation) of the Pubco Preferred Stock.

“Pre-IPO Holders” means each Member as of the Effective Time (after taking the Reorganization into account) other than Pubco.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Preferred Coupons” means the Preferred Coupons as defined in the Certificate of Designations.

“Profits Interest Agreement” means, with respect to each Member who holds LLC Units received in exchange for Class A-2 Units and/or Class B Units in H&W FH, that certain Profits Interest Plan Award Agreement entered into between such Member and H&W FH, pursuant to which H&W FH granted such H&W FH units to such Member, as the same may be amended, restated or otherwise modified from time to time.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock and Class B Common Stock.

“Pubco Preferred Stock” means the 6.50% Series A Convertible Preferred Stock and the 6.50% Series A-1 Convertible Preferred Stock of Pubco.

“Pubco Member” means (i) Pubco and (ii) any Subsidiary of Pubco (other than the Company and its Subsidiaries) that is or becomes a Member.

“Pubco Tax Rate” means the highest marginal tax rate applicable to Pubco, taking into account the character of the income (e.g., ordinary income, qualified dividend income, or capital gains, as appropriate), the holding period of the assets disposed of, the year in which the taxable net income is recognized by the Company, and the deductibility of state and local income taxes at the time for federal income tax purposes and any limitations thereon, as reasonably determined by the Managing Member.

“Quarterly Preferred Tax Liability” means an amount equal to (i) the Pubco Tax Rate multiplied by (ii) the sum of (A) the estimated or actual taxable income of the Company, as determined for federal income tax purposes, allocated to Pubco pursuant to Section 5.04(a)(i) solely as a holder of Preferred Units, plus (B) the amount of, any “guaranteed payments” made to Pubco in respect of its Preferred Units designated as such under Section 5.03(f) (and as determined under Section 707(c) of the Code (other than guaranteed payments in respect of services performed by Pubco)) for the period to which the Quarterly Preferred Tax Liability relates and to the extent not previously taken into account in determining the Quarterly Preferred Tax Liability of Pubco, each as reasonably determined by the Managing Member.

“Quarterly Tax Liability” means, with respect to any Member holding LLC Units for any fiscal quarter, a reasonable estimate determined by the Managing Member of the product of: (i) the excess of (A) the amount of taxable income of the Company determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income) to be allocated to such Member with respect to such LLC Units for such fiscal quarter, determined without regard to any adjustments pursuant to Section 704(c) (with respect to property contributed to the Company), 734 or 743 of the Code, less (B) all taxable losses allocated to such Member with respect to such LLC Units by the Company in prior Fiscal Years to the extent not previously taken into account in determining the Quarterly Tax Liability of such Member for any fiscal quarter (in each case disregarding all taxable income and loss allocable to any taxable period or portion thereof ending on or prior to the effective time of the IPO), multiplied by (ii) the Tax Rate.

“Redeemed LLC Units Equivalent” means the product of (a) the Share Settlement, times (b) the LLC Unit Redemption Price.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Pubco, certain of the Pre-IPO Holders and certain holders of Pubco Preferred Stock.

“Reorganization Date Capital Account Balance” means, with respect to any Member, the positive balance in such Member’s Capital Account as of immediately following the Reorganization, the amount or deemed value of which is set forth on the Member Schedule.

“Reorganization Documents” means the Reorganization Agreement and the documents referenced therein, this Agreement, the Class B Securities Purchase Agreements, the Tax Receivable Agreement, the Registration Rights Agreement and the Stockholders Agreement.

“Reserves” means, as of any date of determination, amounts allocated by the Managing Member, in its reasonable judgment, to reserves maintained for working capital of the Company, for contingencies of the Company, for operating expenses and debt reduction of the Company.

“Restricted Person” means (a) each Non-Pubco Member, and (b) in the case of a Non-Pubco Member that is an entity, each direct or indirect owner of Equity Securities of such Non-Pubco Member that agrees (by executing a joinder to this Agreement or other agreement with the Company or Pubco) to be a Restricted Person hereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provision of future law.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among each of the Pre-IPO Holders and Pubco.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Pre-IPO Holders and any Permitted Transferees, collectively, of shares of common stock of Pubco representing at least ten percent (10%) of the issued and outstanding shares of the common stock of Pubco.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.03 in connection with the Transfer of then-existing Units to such Person.

“Tax Rate” means the highest marginal tax rates for an individual or corporation (whichever is higher) that is resident in Los Angeles, California or New York, New York (whichever is higher), taking into account the character of the income (e.g., ordinary income, qualified dividend income, or capital gains, as appropriate), the holding period of the assets disposed of, the year in which the taxable net income is recognized by the Company, and the deductibility of state and local income taxes at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code, but without taking into account the alternative minimum tax or any limitations on deductions or separate tax attributes that may be applicable to a Member based on such Member’s particular tax situation or attributes, which Tax Rate shall be the same for all Members.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among Pubco and the other parties thereto.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under ARTICLE 8. The terms “Transferred,” “Transferring,” “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the final or temporary United States Federal Income Tax Regulations promulgated under the Code, as amended from time to time.

“Units” means LLC Units, Preferred Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested LLC Unit” means any LLC Unit that is not vested pursuant to and in accordance with the Profits Interest Agreement entered into with the holder of such LLC Unit.

(b) Each of the following terms is defined in the Section set forth opposite such term:

“Agreement”	Preamble

“Cash Settlement”	Section 10.01(b)

“Company”	Preamble

“Company Parties”	Section 9.01(b)

“Confidential Information”	Section 13.11(b)

“Contribution Notice”	Section 10.01(b)

“Controlled Entities”	Section 11.02(e)

“Designated Individual”	Section 6.01(a)

“Direct Exchange”	Section 10.03(a)

“Dispute”	Section 14.01

“Dissolution Event”	Section 12.01(c)

“Economic Pubco Security”	Section 4.01(a)

“Exchange Election Notice”	Section 10.03(a)

“Expenses”	Section 11.02(e)

“Final Tax Distribution Amount”	Section 5.03(e)(ii)

“GAAP”	Section 3.04(b)

“Indemnification Sources”	Section 11.02(e)

“Indemnitee-Related Entities”	Section 11.02(e)(i)

“Initiating Party”	Section 14.01

“Jointly Indemnifiable Claims”	Section 11.02(e)(ii)

“Member Parties”	Section 13.11

“Member Schedule”	Section 3.01(b)

“NOPPA”	Section 6.01(d)

“Officers”	Section 7.05(a)

“Panel”	Section 14.01

“Partnership Representative”	Section 6.01

“Prior LLC Agreement”	Recitals

“Pubco”	Preamble

“Pubco Offer”	Section 10.04(a)

“Redeemed Units”	Section 10.01(a)

“Redeeming Member”	Section 10.01(a)

“Redemption”	Section 10.01(a)

“Redemption Date”	Section 10.01(a)

“Redemption Notice”	Section 10.01(a)

“Redemption Right”	Section 10.01(a)

“Reorganization”	Recitals

“Reorganization Agreement”	Recitals

“Responding Party”	Section 14.01

“Retraction Notice”	Section 10.01(b)

“Revaluation”	Section 5.02(c)

“Revised Partnership Audit Procedures”	Section 6.01

“Share Settlement”	Section 10.01(b)

“Tax Distribution Date”	Section 5.03(e)

“Tax Distributions”	Section 5.03(e)

“Transferor Member”	Section 5.02(b)

“Withholding Advances”	Section 5.06(b)

“Unvested Distribution Amount”	Section 5.03(b)(iii)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Percentage Interests of the Members subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE 2

THE COMPANY

Section 2.01 Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Delaware Act and upon the terms and conditions set forth in this Agreement. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be “Xponential Intermediate Holdings LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine, provided that the Managing Member may change the name of the Company to such other name as the Managing Member shall determine, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to effect such change.

Section 2.03 Term. The Company commenced on February 20, 2020, the date on which the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Delaware Act, and shall have perpetual existence until it is wound up and liquidated and its business is completed as provided in ARTICLE 12.

Section 2.04 Registered Agent and Registered Office.

(a) The Certificate has been filed in the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware Act. The Managing Member shall be responsible for, and shall take any and all other actions reasonably necessary to perfect and maintain, the status of the Company under the laws of the State of Delaware, including causing amendments to the Certificate to be filed whenever required by the Delaware Act. Such Certificate and amendments thereto will be executed by any Person authorized by the Managing Member to do so.

(b) The Managing Member shall be responsible for, and shall cause to be executed and filed, such forms or certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.

(c) The registered agent for service of process on the Company in the State of Delaware, and the address of such registered agent, shall be Registered Agents Solutions, Inc., 1679 S. Dupont Hwy, Suite 100, Dover, Delaware 19901. The Managing Member may change the registered agent and appoint successor registered agents.

Section 2.05 Purposes. The purpose and business of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, customary, convenient or incidental to the foregoing.

Section 2.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in Section 2.08, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

Section 2.08 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes that is a continuation of H&W FH. The Members and the Company agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.09 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.10 Ownership of Property. Legal title to all Property, conveyed to, or held by the Company or its Subsidiaries shall reside in the Company or its Subsidiaries (as applicable) and shall be conveyed only in the name of the Company or its Subsidiaries (as applicable), and no Member or any other Person, individually, shall have any ownership of such Property.

Section 2.11 Subsidiaries. The Company shall cause the business and affairs of each of the Subsidiaries to be managed by the Managing Member in accordance with and in a manner consistent with this Agreement.

Section 2.12 Qualification in Other Jurisdictions. The Managing Member shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business. In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member shall cause the Company to be so qualified or registered in compliance with Applicable Law.

ARTICLE 3

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by Units. The ownership by a Member of Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in ARTICLE 5. Units shall be issued in non-certificated form.

(b) Effective upon the Reorganization, pursuant to [Section 2.1(b)(i)-(iii)] of the Reorganization Agreement, Pubco has been admitted to the Company as the Managing Member and as consideration in the H&W Merger, each Pre-IPO Holder was issued LLC Units in exchange for their H&W FH interests. Such information will be recorded by the Company in a schedule setting forth the names and the number of LLC Units owned by each Member (the “Member Schedule”) as set forth on Exhibit A attached hereto, which shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. Notwithstanding anything to the contrary contained herein or in the Delaware Act, neither the Managing Member nor the Company shall be required to disclose an unredacted Member Schedule to any Non-Pubco Member, or any other information showing the identity of the other Non-Pubco Members or the number and class of Units or shares of Class B Common Stock owned by another Non-Pubco Member. For each Non-Pubco Member, the Company shall provide such Member, upon request, a redacted copy of the Member Schedule revealing only such Member’s Units, the total number of issued and outstanding Units, and such Member’s LLC Unit Percentage Interest. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Members and the resulting LLC Unit Percentage Interest, as applicable, of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) In connection with the Reorganization and following the 2021 Pubco Preferred Stock Issuance and the IPO, Pubco will contribute to the Company a portion of the net proceeds received from the IPO and 2021 Pubco Preferred Stock Issuance in exchange for Preferred Units and LLC Units; provided that in the event that the number of Preferred Units issued to Pubco in exchange for the contribution of proceeds pursuant to this Section 3.01(c) does not equal the number of shares of Pubco Preferred Stock outstanding after the IPO, (x) Pubco will not acquire any LLC Units from the Company and (y) a portion of the LLC Units acquired from LCAT will be recapitalized into Preferred Units such that, immediately after such recapitalization, (A) the total number of Preferred Units held by Pubco equals the number of shares of Pubco Preferred Stock outstanding and (B) the number of LLC Units held by Pubco equals the number of shares of Class A Common Stock outstanding.

(d) Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock will be accompanied by an identical subdivision or combination, as applicable, of LLC Units. Subject Section 3.02, any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Pubco Preferred Stock will be accompanied by an identical subdivision or combination, as applicable, of Preferred Units.

(e) Subject to Section 3.02, the Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve, including with respect to Persons employed by or otherwise performing services for the Company or any of its Subsidiaries, other equity compensation agreements, options or warrants. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and resulting dilution.

Section 3.02 Rights of Preferred Units. The Preferred Units will have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(a) General Matters; Ranking. Each Preferred Unit will be identical in all respects to every other Preferred Unit. The Preferred Units, with respect to distributions, including upon the liquidation, winding-up or dissolution, as applicable, of the Company, will rank (i) senior to each class or series of LLC Units, (ii) on parity with each class or series of parity preferred units in the Company (if any), (iii) junior to each class or series of senior units in the Company (if any) and (iv) junior to the Company’s existing and future indebtedness and other liabilities.

(b) Distributions. Pubco shall be entitled to receive distributions pursuant to Section 5.03(b) in respect of the Preferred Units in an amount equal to the amount of cash distributed in respect of Pubco Preferred Stock, including Preferred Coupons, in a manner that mirrors the rights of the holders of Pubco Preferred Stock under the Certificate of Designations. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, Pubco will be entitled to receive liquidating distributions in respect of the Preferred Units in the manner set forth in Section 12.02(b)(ii).

(c) Voting Rights. Except as provided in the following sentence, holders of Preferred Units will not be entitled to vote on any matters requiring the approval or vote of the Members or holders of Units, except as required by applicable law. Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by the Delaware Act, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the outstanding Preferred Units, voting separately as a class based upon one vote per Preferred Unit, will be necessary on any matter that (i) adversely affects any of the rights, preferences and privileges of the Preferred Units or (ii) amends or modifies any of the terms of the Preferred Units.

(d) Conversion. Each time that a share of Pubco Preferred Stock is converted into shares of Class A Common Stock, an equal number of Preferred Units will automatically convert (without any further action of the Company or Pubco) into the same number of LLC Units as such shares of Class A Common Stock. For example, if 5,000 shares of Pubco Preferred Stock are converted into 45,000 shares of Class A Common Stock, then 5,000 Preferred Units will automatically convert into 45,000 LLC Units.

(e) Repurchase and Redemption. Immediately prior to the time that a share of Pubco Preferred Stock is to be repurchased or redeemed by Pubco, the Company shall repurchase or redeem an equal number of Preferred Units in exchange for the same consideration that is to be paid by Pubco in the repurchase or redemption of the Pubco Preferred Stock. For example, if 100,000 shares of Pubco Preferred Stock are to be repurchased by Pubco in exchange for $3,000,000 in cash and 400,000 shares of Class A Common Stock, then 100,000 Preferred Units will be repurchased by the Company from Pubco in exchange for $3,000,000 in cash and 400,000 LLC Units.

(f) Exceptions. Notwithstanding Section 3.02(d) and Section 3.02(e), no repurchase, redemption or conversion will be effected to the extent such repurchase, redemption or conversion would render the Company insolvent or violate Applicable Law or any restrictions contained in any Agreement to which the Company is a party. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Notwithstanding anything contained in this Agreement to the contrary, in the event that any repurchase, redemption or conversion described herein would result in a default under any applicable financing documents of the Company or any of its subsidiaries (as applicable, a “Prohibition Event”), commencement of the applicable repurchase, redemption or conversion shall be delayed until the Prohibition Event ceases to exist, provided, in no event shall the period of such delay exceed 180 days.

(g) Tax Treatment. It is intended that the conversion of the Preferred Units into LLC Units or the redemption of the Preferred Units, as applicable, will be treated as the exercise of a Noncompensatory Option or, in the case of a redemption, in a similar manner as the Managing Member may determine in its sole discretion.

(h) Shortfall Event. Notwithstanding anything herein to the contrary and for the avoidance of doubt, upon the occurrence of a liquidation, bankruptcy, insolvency proceeding, winding up, reorganization, other insolvency proceeding or dissolution of the Company or Pubco, or a mandatory redemption of the Pubco Preferred Stock, or Sale of the Company (as defined in the Certificate of Designation), for so long as a Shortfall Event (as defined in the Purchase Agreement) has occurred and is continuing, the Company shall not make any distributions or other payments to the holders of LLC Units or other junior equity interests of the Company until the maximum amount of any and all amounts owed to Pubco on the Preferred Units and/or for any expenses, liabilities or other obligations described in Section 13.01 of this Agreement have been distributed, indemnified, reimbursed or otherwise paid in full. In addition, each Member and the Company agrees that Pubco shall have the right to specifically enforce the provisions of this Section 3.02(h) through use of any remedy to which such parties are entitled at law or in equity.

Section 3.03 Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement [(including ARTICLE 8 and issuances pursuant to the Contribution and Exchange Agreements),] (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement, (iii) the Managing Member shall have received the opinion of counsel, if any, required by Section 3.03(b) in connection with such Transfer and (iv) all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filling is necessary in order to qualify the company to conduct business or to preserve the limited liability of the Members. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.03(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) As a further condition to any Transfer of all or any part of a Member’s Units, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to ARTICLE 10 of this Agreement.

(c) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

(d) All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

(e) In connection with any Transfer of any portion of a Member’s Units pursuant to ARTICLE 10 of this Agreement, the Managing Member shall cause the Company to take any action as may be required under ARTICLE 10 of this Agreement or requested by any party thereto to effect such Transfer promptly.

Section 3.04 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Applicable Law and with accounting methods followed for federal income tax or other applicable tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”). The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of Pubco (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event neither Pubco nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to Pubco and each of the Non-Pubco Members, in each case for so long as the Substantial Ownership Requirement is met:

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall timely prepare or cause to be prepared by an accounting firm selected by the Managing Member all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return.

(ii) The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year and in any event by June 1 of the subsequent Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including IRS and any applicable state Schedule K-1s), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other income tax returns; provided that estimates of such information believed by the Managing Member in good faith to be reasonable shall be provided by April 1 of the subsequent Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten (10) days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e) Inconsistent Positions. No Member shall take a position on such Member’s income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

Section 3.05 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. For so long as the Substantial Ownership Requirement is met, each Non-Pubco Member shall have any right to inspect the books and records of Pubco, the Company or any of its Subsidiaries; provided that (i) such inspection shall be at reasonable times and upon reasonable prior notice to the Company, but not more frequently than once per calendar quarter and (ii) neither Pubco, the Company nor any of its Subsidiaries shall be required to disclose (x) any information the Managing Member determines to be competitively sensitive, (y) any privileged information of Pubco, the Company or any of its Subsidiaries so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Non-Pubco Members, as the case may be, without the loss of any such privilege, or (z) the Member Schedule or related information described in Section 3.01(b).

ARTICLE 4

PUBCO OWNERSHIP; RESTRICTIONS ON PUBCO STOCK

Section 4.01 Pubco Ownership.

(a) Except as otherwise determined by Pubco, if at any time Pubco issues one or more shares of Class A Common Stock, one or more shares of Pubco Preferred Stock, or any other Equity Security of Pubco entitled to any economic rights (including in the IPO) with respect to Pubco (excluding Class B Common Stock and any other Equity Security of Pubco not entitled to any economic rights with respect thereto) (an “Economic Pubco Security”), then—

(i) the Company shall issue to Pubco (A) one LLC Unit per share of Class A Common Stock issued by Pubco (if Pubco issues one or more shares of Class A Common Stock), (B) one Preferred Unit per share of Pubco Preferred Stock issued by Pubco (if Pubco issues one or more shares of Pubco Preferred Stock) or (C) such other Equity Security of the Company (if Pubco issues an Economic Pubco Security other than Class A Common Stock or Pubco Preferred Stock) corresponding to the Economic Pubco Security with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security; and

(ii) Pubco shall make a Capital Contribution to the Company of the net proceeds received by Pubco with respect to the corresponding Economic Pubco Security, if any;

provided, however, that if Pubco issues any Economic Pubco Securities and some or all of the net proceeds are used to fund the redemption, repurchase or other acquisition of shares of Class A Common Stock or Pubco Preferred Stock for which Pubco would be permitted a distribution pursuant to Section 5.03(c), then Pubco shall not be required to transfer such net proceeds to the Company to the extent such net proceeds are used or will be used to fund such redemption, repurchase or other acquisition, provided, further that if Pubco issues any shares of Class A Common Stock (including in the IPO) in order to purchase or fund the purchase from a Non-Pubco

Member of a number of LLC Units or to purchase or fund the purchase of shares of Class A Common Stock, in each case equal to the number of shares of Class A Common Stock issued, then the Company shall not issue any new LLC Units in connection therewith and Pubco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such Non-Pubco Member or transferor of Class A Common Stock, as applicable, as consideration for such purchase).

(b) For the avoidance of doubt, this ARTICLE 4 shall apply to the issuance and distribution to holders of shares of Pubco Common Stock of rights to purchase Equity Securities of Pubco under a “poison pill” or similar shareholders rights plan (it also being understood that upon redemption or exchange of LLC Units (including any such right to purchase LLC Units in the Company) for shares of Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right to purchase Equity Securities of Pubco).

(c) If at any time Pubco issues one or more shares of Class A Common Stock in connection with an equity incentive program, whether such share(s) or other equity are issued upon exercise of an option, settlement of a restricted stock unit, as restricted stock or otherwise, then the Company shall issue to Pubco a corresponding number of LLC Units; provided that Pubco shall be required to concurrently contribute the net proceeds (if any) received by Pubco from or otherwise in connection with such corresponding issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company. If any such shares of Class A Common Stock so issued by Pubco in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the LLC Units that are issued by the Company to Pubco in connection therewith in accordance with the preceding provisions of this Section 4.01(c) shall be subject to vesting or forfeiture on the same basis as the corresponding shares of Class A Common Stock. If any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the LLC Units issued by the Company in accordance with the preceding provisions of this Section 4.01(c) shall automatically vest or be forfeited. Any cash or property held by either Pubco or the Company or on either’s behalf in respect of dividends paid on restricted Class A Common Stock that fails to vest shall be returned to the Company upon the forfeiture of such restricted Class A Common Stock.

Section 4.02 Restrictions on Pubco Stock.

(a) Except as otherwise determined by the Managing Member in accordance with Section 4.02(g), (i) the Company may not issue any additional LLC Units to any Pubco Member unless substantially simultaneously therewith a Pubco Member issues or sells an equal number of shares of Class A Common Stock to another Person, (ii) the Company may not issue any additional LLC Units to any Person (other than any Pubco Member) unless simultaneously therewith Pubco issues or sells an equal number of shares of Class B Common Stock to such Person, (iii) subject to Section 3.02, the Company may not issue any Preferred Units to a Pubco Member unless substantially simultaneously therewith a Pubco Member issues or sells an equal number of shares of Pubco Preferred Stock to another Person and (iv) the Company may not issue any other Equity Securities of the Company to any Pubco Member unless substantially simultaneously therewith a Pubco Member issues or sells to another Person an equal number of shares of a new class or series of Equity Securities of Pubco with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) Except as otherwise determined by the Managing Member in accordance with Section 4.02(g):

(i) A Pubco Member may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from a Pubco Member an equal number of LLC Units for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of LLC Units for no consideration).

(ii) A Pubco Member may not redeem, repurchase or otherwise acquire any shares of Pubco Preferred Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from a Pubco Member an equal number of Preferred Units for the same price per security (or, if Pubco uses funds received from distributions from the Company or] the net proceeds from an issuance of Pubco Preferred Stock to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number of Preferred Units for no consideration).

(iii) A Pubco Member may not redeem, repurchase or otherwise acquire any Economic Pubco Securities other than Class A Common Stock or Pubco Preferred Stock unless substantially simultaneously therewith the Company redeems or repurchases from a Pubco Member an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (or, if Pubco uses funds received from distributions from the Company or the net proceeds from an issuance of the same class and type of Economic Pubco Security, then the Company shall cancel an equal number of its corresponding Equity Securities for no consideration).

(c) Except as otherwise determined by the Managing Member in accordance with Section 4.02(g), (A) the Company may not redeem, repurchase or otherwise acquire LLC Units from a Pubco Member unless substantially simultaneously therewith a Pubco Member redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof (except that if the Company cancels LLC Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same), (B) the Company may not redeem, repurchase or otherwise acquire LLC Units from a Pubco Member unless substantially simultaneously therewith a Pubco Member redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof (except that if the Company cancels Preferred Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same) and (C) the Company may not redeem, repurchase or otherwise acquire any Equity Securities of the Company other than LLC Units or Preferred Units from a Pubco Member unless substantially simultaneously therewith a Pubco Member redeems, repurchases or otherwise acquires for the same price per security an equal number of Economic Pubco Securities of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco (except that if the Company cancels Equity Securities for no consideration as described in Section 4.02(b)(iii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to a Pubco Member in connection with the redemption or repurchase of any shares or other Equity Securities of Pubco consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Units or other Equity Securities for no consideration as described in Section 4.02(b)(i), Section 4.02(b)(ii), or Section 4.02(b)(iii)).

(d) The Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding LLC Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Pubco Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Pubco Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding LLC Units, with corresponding changes made with respect to any other exchangeable or convertible securities

(e) The Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Preferred Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Pubco Preferred Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Pubco Preferred Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Preferred Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(f) The Company shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of any outstanding Equity Security of the Company (other than LLC Units or Preferred Units) that may be issued unless accompanied by a substantively identical subdivision or combination, as applicable, of any outstanding Pubco Economic Security (other than Class A Common Stock or Preferred Common Stock) that is intended to mirror the economics of such Equity Security of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities. Pubco shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of any such Pubco Economic Security unless accompanied by a substantively identical subdivision or combination, as applicable, of any such Equity Security of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.

(g) Notwithstanding anything to the contrary in this ARTICLE 4:

(i) if at any time the Managing Member shall determine that any debt instrument of Pubco, the Company or any of their Subsidiaries shall not permit Pubco or the Company to comply with the provisions of Section 4.01(a), Section 4.02(b) or Section 3.02 in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of Pubco or any of its Subsidiaries or any Units or other Equity Securities of the Company, then the Managing Member may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of the Non-Pubco Members, in each case for so long as the Substantial Ownership Requirement is met, and the rights of the holders of PubCo Preferred Stock as set forth in the Certificate of Designations; and

(ii) if (x) Pubco incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Company and (y) Pubco is unable to lend the proceeds of such indebtedness to the Company on an equivalent basis because of restrictions in any debt instrument of Pubco, the Company or any of their Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the Managing Member may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Company using non-participating preferred Equity Securities of the Company without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of the Non-Pubco Members, in each case for so long as the Substantial Ownership Requirement is met, and the rights of the holders of PubCo Preferred Stock as set forth in the Certificate of Designations.

ARTICLE 5

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in Section 4.01(a), Section 4.01(c) or Section 10.02.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule will have a Capital Account balance as of the date of the Reorganization equal to such Member’s Reorganization Date Capital Account Balance, as set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of paragraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(v) For purposes of applying the rules of this Section 5.02, at the time Pubco contributes any portion of the net proceeds of the IPO and the 2021 Pubco Preferred Stock Issuance to the Company, to the extent permitted by applicable Law, (A) Pubco will be treated as making a Capital Contribution to the Company in an amount equal to the applicable portion of the gross proceeds received by Pubco in the IPO and the 2021 Pubco Preferred Stock Issuance and (B) the Company shall be treated as having paid the underwriter’s fees and other costs and expenses of the IPO and the 2021 Pubco Preferred Stock Issuance that are paid out of the proceeds of those issuances.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any material adverse effect on the Members’ economic entitlements under this agreement (including the amounts distributed to any Member pursuant to ARTICLE 12 upon the dissolution of the Company). The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times:

(i) immediately prior to a Capital Contribution of more than a de minimis amount of money or other Property to the Company by a new or existing Member as consideration for one or more Units;

(ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property of the Company in respect of one or more Units;

(iii) upon the issuance by the Company of Units as consideration for the provision of services to or for the benefit of the Company or a subsidiary of the Company by an existing Member or a new Member acting in a “partner” capacity or “in anticipation of becoming a partner” (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));

(iv) upon the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(v) upon the acquisition of an interest in the Company upon the exercise of a Noncompensatory Option (including the conversion of Preferred Units into LLC Units pursuant to Section 3.02) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) (in which case the adjustments will occur as of immediately after such exercise (including such conversion); and

(vi) at such other times as the Board reasonably determines in good faith to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

provided, however, that (I) adjustments described above other than in clause (iv) above will be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members and (II) so long as any Noncompensatory Option (including Preferred Units) is outstanding, the adjustment of Carrying Values will take into account Treasury Regulations Sections 1.704-1(b)(2)(iv)(h)(2) (e.g., to take into account the conversion rights of the Preferred Unit holders).

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

(f) Notwithstanding anything to the contrary in this Section 5.02, but subject to the application of Section 5.05(a), it is intended that each Member’s Capital Account per LLC Unit be equal to each of the other Members’ Capital Account per LLC Unit. If at any time there is a difference between a Member’s Capital Account per Unit and the other Members’ Capital Accounts per Unit, the Company shall make appropriate adjustments with respect to the Members’ Capital Accounts to eliminate or minimize such difference.

Section 5.03 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Section 12.02, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions and Payments to the Members.

(i) Immediately prior to the time that any cash Preferred Coupon or other cash dividends are to be distributed by Pubco in respect of Pubco Preferred Stock, the Company shall make a cash payment to Pubco in respect of the Preferred Units in an amount equal to the amount of cash to be distributed by Pubco in respect of the Pubco Preferred Stock. In the event that any dividends are to be distributed in-kind by Pubco in respect of the Pubco Preferred Stock through the increase of the Fixed Liquidation Preference of the Pubco Preferred Stock, the Company shall increase the corresponding liquidation preference of the Preferred Units, as applicable.

(ii) Subject to Section 5.03(b)(i), Section 5.03(b)(iii), Section 5.03(b)(iv), Section 5.03(e), Section 5.03(g) and the rights of the holders of Preferred Units pursuant to Section 3.02, distributions shall be made to the Members holding LLC Units in proportion to their respective LLC Unit Percentage Interests, at such times and in such amounts as the Managing Member in its sole discretion may determine.

(iii) Notwithstanding the foregoing provisions of this Section 5.03(b), no distributions (other than Tax Distributions pursuant to Section 5.03(e)) will be made in respect of an Unvested LLC Unit. The portion of any distribution (other than Tax Distributions pursuant to Section 5.03(e)) that would have been made in respect of any Unvested LLC Unit (or portion thereof) under this Section 5.03(b) if such LLC Unit were vested (“Unvested Distribution Amount”) will be recorded as an Unvested Distribution Amount in the Company’s books and records at the time of such distribution. The Unvested Distribution Amount in respect of any such LLC Unit (or portion thereof) that vested following such prior distribution will be distributed by the Company to the holder of such LLC Unit in the proportion of, and promptly following, such vesting. Upon the termination, forfeiture or cancellation of any Unvested LLC Unit, (i) the former holder of such Unvested LLC Unit shall have no right to receive the Unvested Distribution Amount, (ii) any Unvested Distribution Amount previously recorded with respect to such Unvested LLC Unit will be noted as cancelled on the books and records of the Company and (iii) the Managing Member may cause the Company to distribute such cancelled amount to the Members pursuant to the next distribution under Section 5.03(b)(i).

(c) Pubco Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that cash be distributed to Pubco or any of its Subsidiaries (which payment shall be made without pro rata distributions to the other Members) either (i) in exchange for the redemption, repurchase or other acquisition of LLC Units held by any Pubco Member or any of its Subsidiaries to the extent that the proceeds of such distribution are used to redeem, repurchase or otherwise acquire an equal number of shares of Common Stock in accordance with Section 4.02(b)(i), (ii) in exchange for the redemption, repurchase or other acquisition of Preferred Units held by a Pubco Member to the extent that the proceeds of such distribution are used to redeem, repurchase or otherwise acquire an equal number of shares of Pubco Preferred Stock in accordance with Section 4.02(b)(ii) or (iii) in exchange for the redemption, repurchase or other acquisition of Equity Securities of the Company held by a Pubco Member that economically mirror any Economic Pubco Securities other than Common Stock or Pubco Preferred Stock to the extent that the proceeds of such distribution are used to redeem, repurchase or otherwise acquire an equal number of shares of such Economic Pubco Securities in accordance with Section 4.02(b)(iii).

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b), with all Members holding LLC Units participating in proportion to their respective LLC Unit Percentage Interests. If cash and property in kind are to be distributed simultaneously, then the Company shall distribute such cash and property in kind in the same proportion to each Member entitled to participate in such distribution.

(e) Tax Distributions. Notwithstanding any other provision of this Section 5.03, but subject to the rights of the holders of Preferred Units, to the extent the Company has immediately available cash for distribution and consistent with the Company’s obligations to its creditors (each as reasonably determined by the Managing Member) and so long as the Company is treated as a partnership for U.S. federal income tax purposes, at least five (5) Business Days prior to the date on which estimated taxes are required to be paid with respect to a fiscal quarter (each a “Tax Distribution Date”), the Company shall make a cash distribution to (i) Pubco in respect of the Preferred Units in accordance with this Section 5.03(e) and (ii) the Members holding LLC Units in an amount calculated in accordance with the terms of this Section 5.03(e) to satisfy the Members’ U.S. federal, state and local income tax liability attributable to allocations of income, gain, loss, deduction and credit of the Company with respect to such LLC Units (such distributions, “Tax Distributions”).

(i) The Company shall make Tax Distributions (x) first, to Pubco in an amount equal to the Quarterly Preferred Tax Liability and (y) thereafter, to each Member holding LLC Units for each Fiscal Quarter in an amount equal to the excess of (A) the Member’s estimated Quarterly Tax Liability for the current fiscal quarter and all prior fiscal quarters of the current Fiscal Year, less (B) any distributions previously made to such Member pursuant to this Section 5.03(e) or deemed made pursuant to clause (ii) of Section 5.06(c), in each case, attributable to the Fiscal Year that includes such fiscal quarter. Any distributions to a Member during a calendar year will be treated as a Tax Distribution pursuant to this Section 5.03(e) to the extent of the amount specified or calculated for such Member with respect to such year pursuant to the preceding sentence.

(ii) A final accounting for Tax Distributions (“Final Tax Distribution Amount”) will be made for each Fiscal Year after the Company’s actual taxable income for such Fiscal Year has been determined. If, with respect to a Fiscal Year, the amount of Tax Distributions received by a Member in respect of its LLC Units or its Preferred Units, as applicable, is less than the Member’s Final Tax Distribution Amount as determined separately with respect to a Member’s Quarterly Tax Liability and Quarterly Preferred Tax Liability (determined in a manner consistent with the determination of Quarterly Tax Liability or Quarterly Preferred Tax Liability, as applicable for a fiscal quarter), then the Company shall promptly distribute any such shortfall to such Member as soon as the Company has immediately available cash to make such distributions. Distributions with respect to such shortfalls shall be made in the same order and priority as set forth in Section 5.03(e)(i). If, with respect to a Fiscal Year, the amount of Tax Distributions received by a Member in respect of its LLC Units or its Preferred Units, as applicable, exceeds the Member’s Final Tax Distribution Amount with respect thereto, then this excess amount will be (A) credited against and reduce any future distributions under this Section 5.03(e) or Section 12.02(b) to which such Member otherwise would be entitled or under Section 5.03(e)(i)(x) or Section 5.03(e)(i)(y), as applicable, and (B) if such Member ceases to be a Member, repaid, without interest, by such former Member in cash to the Company within fifteen (15) calendar days after delivery of a written notice stating the amount of such excess.

(iii) Tax Distributions in respect of a Member’s Quarterly Tax Liability will be treated as an advance of, and will therefore reduce, amounts otherwise distributable to the Members pursuant to Section 5.03(b) (but not Section 5.03(c)). Tax Distributions in respect of a Member’s Quarterly Preferred Tax Liability shall not be treated as an advance of or reduce distributions pursuant to Section 5.03(b) in respect of the Preferred Units.

(iv) Notwithstanding any other provision of this Section 5.03 to the contrary, Tax Distributions in respect of a Member’s Quarterly Tax Liability shall be made to all Members holding LLC Units on a pro rata basis in accordance with their LLC Unit Percentage Interests, notwithstanding the differing amount of tax liabilities of such Members, such that each such Member receives at least its Tax Distribution Amount with respect to such Member’s LLC Units as of the date the Tax Distribution is made. If on the date on which a Tax Distribution is to be made there are not sufficient available funds in the Company (or any of its Subsidiaries that are disregarded entities or partnerships for U.S. federal income tax purposes) to distribute the full amount of the relevant Tax Distributions otherwise to be made or any credit agreements or other debt documents to which the Company (or any of its Subsidiaries) is a party do not permit the Company to receive from its Subsidiaries or distribute to each such Member the full amount of the Tax Distributions otherwise to be made to each such Member, distributions pursuant to this Section 5.03 shall be made to all Members on a pro rata basis in accordance with their LLC Unit Percentage Interests as of such date to the extent of the available funds but, for the avoidance of doubt, shall be subject to the same order and priority as set forth in Section 5.03(e)(i).

(f) Guaranteed Payments. Except as otherwise provided in this Agreement, (i) the aggregate amount of payments received by Pubco pursuant to Section 5.03(b)(i), (ii) the aggregate net amount of Tax Distributions received by Pubco with respect to its Preferred Units under Section 5.03(e)(i)(x) (taking into account any adjustments pursuant to Section 5.03(e)(ii)) and (iii) the sum of the accrued and unpaid Preferred Coupon on all outstanding shares of Pubco Preferred Stock, without double counting, will be treated as “guaranteed payments” within the meaning of Code Section 707, and will not be treated as distributions for purposes of computing Pubco’s Capital Account.

(g) Assignment. Each Member and its Permitted Transferees shall have the right to assign to any Transferee of Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such Member pursuant to Section 5.03(b).

Section 5.04 Allocations.

(a) Book Allocations of Net Income and Net Loss. For each Fiscal Year (or other applicable period), except as otherwise provided in this Agreement including Section 5.05(a), and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income or Net Loss of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the excess of:

(i) the distributions that would be made to such Member pursuant to Section 5.03 if (1) the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, (2) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and (C) the net assets of the Company were distributed, in accordance with Section 12.02(b)(ii), to the Members immediately after making such allocation; minus

(ii) the sum of (1) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain plus (2) the amount, if any, that such Member is obligated (or deemed obligated) to contribute in the capacity as Member, each as computed immediately prior to the hypothetical sale of assets described in Section 5.04(a)(i);

provided that, solely for purposes of this Section 5.04(a), other than following the occurrence of a Dissolution Event, the amount to which Pubco would be entitled to receive as a distribution under Section 5.04(a)(i)(C) with respect to each Preferred Unit (other than any Preferred Unit that has been converted into LLC Units or redeemed), shall be treated as equal to the Fixed Liquidation Preference (as defined in the Certificate of Designation) in respect of a share of Pubco Preferred Stock.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 5 have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company or as a result of a Transfer of a Member’s interest in the Company, as the case may be, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss. (B) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of items of Company income, gain, loss, or deduction pursuant to this

Section 5.04(c). Therefore, notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the Managing Member shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04(a).

(d) Loss Limitation. Net Loss and individual items of loss or deduction allocated pursuant to Section 5.04 may not be allocated to a Member holding LLC Units to the extent the allocation would result in the Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year. Any Net Loss and individual items of loss or deduction in excess of this limitation will be allocated among the other Members holding LLC Units who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to such Members’ Adjusted Capital Account balances until all such Members’ have a zero balance in their Adjusted Capital Account. Thereafter, any remaining Net Loss and individual items of loss or deductions will be allocated to the Members holding LLC Units, pro rata, in proportion to their LLC Unit Percentage Interests.

Section 5.05 Other Allocation Rules.

(a) Noncompensatory Option. Upon the conversion of the Preferred Units into LLC Units or the redemption of the Preferred Units, as applicable, the Company shall comply with the allocation provisions set forth in Treasury Regulations Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x) (including making any required “corrective” allocations in accordance with the Treasury Regulations), in each case in the manner determined by the Managing Member in its sole discretion. Prior to the conversion of Preferred Units into LLC Units or the redemption of Preferred Units, as a applicable, the Company shall also comply with the provisions set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2) in the manner determined by the Managing Member in its sole discretion.

(b) Interim Allocations Due to Percentage Adjustment. If Units or another Equity Security in the Company are the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year that precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, then that portion of such year shall commence on the date of such prior Transfer or change) and to the portion of such Fiscal Year that occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, then that portion of the year shall end immediately prior to the date of such subsequent Transfer or change), in accordance with an interim closing of the books. The amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Units or Equity Security to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units or other Equity Security.

(c) Tax Allocations. Allocations pursuant to this Section 5.05(c) are solely for purposes of United States federal, state and local tax purposes and will neither affect nor be taken in account in computing any Member’s Capital Account or share of Net Income, Net Loss, distributions (other than Tax Distributions) or other items pursuant to any provision of this Agreement.

(i) Generally. Except as otherwise provided in this Section 5.05(c), each item of Company income, gain, loss or deduction for federal income tax purposes will be allocated among the Members in the same manner as such items are allocated for book purposes pursuant to this ARTICLE 5. Notwithstanding the foregoing, the Managing Member will have the power to make such allocations for United States federal, state and local income tax purposes as may be necessary to maintain “substantial economic effect” or to insure that such allocations are in accordance with each “partner’s interest in the partnership,” in each case within the meaning of Code Section 704(b) and the Treasury Regulations thereunder.

(ii) Code Section 704(c).

(A) Contributed Property. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional method without curative allocations under Treasury Regulations Section 1.704-3(b).

(B) Revaluations. In the event that the Carrying Value of any Property of the Company is adjusted pursuant to paragraph (ii) of the definition of Carrying Value, any income, gain, loss and deduction with respect to that property shall be allocated among the Members so as to account for any variation between the adjusted basis of such property for federal income tax purposes and its Carrying Value in accordance with Code Section 704(c) and the Regulations thereunder using the traditional method without curative allocations under Treasury Regulations Section 1.704-3(b) or such other allocation method reasonably determined by the Managing Member.

Section 5.06 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Company: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding tax under the provisions of any federal, state, local, foreign or other law; (B) any certificate or form (e.g., an IRS W-9) that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law. In the event that a Member fails or is unable to deliver to the Company a certificate or form described in clause (B) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Percentage Interests.

(b) Authorization to Withhold. To the extent the Company is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (including backup withholding and any tax payment made by the Company pursuant to Section 6225 of the Code that is attributable to such Member), the Company may withhold such amounts from distributions, including Tax Distributions, and pay over such withheld amounts to an applicable taxing authority as so required. The amount so withheld and paid over to a taxing authority will be treated under this Agreement as if such amount had been distributed to such Member under Section 5.03(b), and will reduce the amount distributable to such Member under Section 5.03(b).

(c) Withholding Advances. If the amount withheld and paid over to a taxing authority under Section 5.06(b) exceeds the amount otherwise distributable to the applicable Member under Section 5.03(b) (such excess amount, a “Withholding Advance”), then this Withholding Advance will be treated as a loan bearing interest at a rate equal to the short-term applicable federal rate within the meaning of Code Section 1274(d), compounded annually, as of the date of payment of the withheld amounts to the taxing authority. All Withholding Advances made on behalf of a Member, plus interest thereon, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made or (ii) with the consent of the Managing Member and the affected Member be repaid by reducing the amount of the current or next succeeding distribution or distributions under Section 5.03(b) that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligation of a Member to reimburse the Company for taxes pursuant to this Section 5.06 shall continue after such Member Transfers its Units with respect to all payments or allocations to such Member were made prior to the date of such Transfer.

ARTICLE 6

CERTAIN TAX MATTERS

Section 6.01 Partnership Representative. Pubco is hereby appointed the “tax matters partner” or the “partnership representative,” as the case may be (in each case, the “Partnership Representative”), of the Company under Section 6231 of the Code prior to the enactment of U.S. Public Law 114-74 or Section 6223 of the Code, as applicable, for each taxable year of the Company. The Partnership Representative shall comply with the rules set forth in Code Sections 6221 through 6241 and the Treasury Regulations promulgated or proposed thereunder (the “Revised Partnership Audit Procedures”). If the Partnership Representative is no longer capable of serving in such capacity or resigns, the Managing Member is authorized to appoint a successor, provided that such successor agree to all of the terms of this Section 6.01 All such appointments, resignations, and appointments of successors will comply with the Revised Partnership Audit Procedures.

(a) So long as Pubco or another non-individual is the Partnership Representative, the Partnership Representative shall appoint a designated individual, within the meaning of and satisfying the qualification requirements of Treasury Regulations Section 301.6223-1(b)(3)(ii) (the “Designated Individual”), who shall be the agent of and have the same authorities, rights, and responsibilities as the Partnership Representative, including as provided in this Section 6.01. All references to the Partnership Representative set forth in this Section 6.01 will also apply to the Designated Individual and will include any actions by the Designated Individual on behalf of the Partnership Representative and the Company in that person’s capacity as Designated Individual.

(b) The Partnership Representative is authorized to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that the Partnership Representative shall notify the Members of all material matters that come to its attention in its capacity as Partnership Representative.

(c) The Company shall not be obligated to pay any fees or other compensation to the Partnership Representative in its capacity as such, but the Company shall reimburse the Partnership Representative for all reasonable out-of-pocket costs and expenses (including attorneys’ and other professional fees) incurred by it in its capacity as Partnership Representative. The Company shall defend, indemnify, and hold harmless the Partnership Representative against any and all liabilities sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Partnership Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

(d) If the Company receives a notice of proposed partnership adjustment (“NOPPA”) under Code Section 6231(a)(2), then the Partnership Representative shall notify the Members of such NOPPA and of the Members’ opportunity to provide information relevant to a request by the Partnership Representative to the IRS to modify the proposed imputed underpayment pursuant to Code Section 6225(c). If the Partnership Representative receives a written response from one or more Members, then the Partnership Representative may make a timely request to the IRS for a modification of the proposed imputed underpayment pursuant to Code Section 6225(c) and Treasury Regulations Section 301.6225-2 (or any successor regulations or other provisions) if such modification would reduce the amount of the proposed adjustment set forth in the NOPPA. The Members (and, if applicable, their pass-through beneficial owners) shall take such reasonable actions requested by the Partnership Representative with respect to the request for modification.

(e) The Members acknowledge that the Company intends to make the election described in Section 6226 of the Code, unless the Partnership Representative determines not to make such election in its sole reasonable discretion. In the event an imputed underpayment or other partnership adjustment is included in a final partnership adjustment under Code Section 6231(a)(3) and the Company does not make an election under Code Section 6226, then the Partnership Representative shall use reasonable good faith efforts to apportion such underpayment or other adjustment among the Members for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith after consulting with the Company’s accountants or other tax advisors) so that, to the maximum extent possible, the tax and economic consequences of the adjustment and any associated interest and penalties are borne by the Members and former Members based upon their respective interests in the Company for the reviewed year, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics.

(f) In the case of a state, local, or non-U.S. audit or other tax proceeding under rules similar to the Revised Partnership Audit Procedures, references to sections of the Code and the Treasury Regulations and this Section 6.01 will be deemed to include corresponding and analogous provisions of applicable state, local or non-U.S. law, as applicable.

(g) The provisions of this Section 6.01, including the obligations of a Member under this Section 6.01, will survive a Member’s sale or other disposition of its interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.

Section 6.02 Section 754 Elections. If not yet made, the Company shall make, and shall cause any Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes to make, a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective with respect to the taxable year during which the IPO occurs, and the Managing Member shall not take any action to revoke such elections.

Section 6.03 Debt Allocation; Excess Nonrecourse Liabilities. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members holding Units based on their Percentage Interests or on such other reasonable basis as the Managing Member may determine in its sole discretion.

ARTICLE 7

MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of applying the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled by the Managing Member in accordance with the terms of this Agreement and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including any officers or Subsidiary thereof), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or officer of the Company) to enter into and perform any document on behalf of the Company or any Subsidiary.

Section 7.02 Withdrawal of the Managing Member. Pubco may withdraw as the Managing Member and appoint as its successor, at any time upon written notice to the Company, (i) any wholly-owned Subsidiary of Pubco, (ii) any Person of which Pubco is a wholly-owned Subsidiary, (iii) any Person into which Pubco is merged or consolidated or (iv) any transferee of all or substantially all of the assets of Pubco, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than Pubco (or its successor, as applicable) as Managing Member shall be effective unless Pubco (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement and the Reorganization Documents.

Section 7.03 Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business and shall transact no business for the Company and shall have no power to act for or to bind the Company. The Managing Member shall not (i) engage in any non-Business activity or (ii) own any material assets other than Units and/or any cash or other property or assets distributed by, or otherwise received from, the Company, without the prior written consent of the Members, unless the Managing Member determines in good faith that such actions or ownership are in the best interest of the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such individual or firm with respect to the Company as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, the Members shall not have the power or authority to vote, approve or consent to any matter or action taken by the Company. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members shall require the approval of (i) a majority in interest of the Members or such class of Members, as the case may be (by (x) resolution at a duly convened meeting of the Members, or (y) written consent of the Members). Except as expressly provided herein, all Members shall vote together as a single class on any matter subject to the vote, approval or consent of the Members. In the case of any such approval, a majority in interest of the Members may call a meeting of the Members at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members. Unless waived by any such Member in writing, notice of any such meeting shall be given to each Member at least four (4) days prior thereto. Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when such Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Members sufficient to approve such action pursuant to this Section 7.03(b). A copy of any such consent in writing will be provided to the Members promptly thereafter.

Section 7.04 Duties.

(a) The parties acknowledge that the Managing Member will take action through its board of directors and officers, and that the members of the Managing Member’s board of directors and its officers will owe fiduciary duties to the stockholders of the Managing Member. The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of the Managing Member, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member, (ii) advantage the stockholders of the Managing Member relative to the Members or (iii) treats the Members and the stockholders of the Managing Member differently; provided that in the event of a conflict between the interests of the stockholders of the Managing Member and the interests of the Members other than the Managing Member, such other Members agree that the Managing Member shall discharge its fiduciary duties to such other Members by acting in the best interests of the Managing Member’s stockholders.

Section 7.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary and appropriate. No Officer need be a Member. An individual may be appointed to more than one office. If an Officer is also an officer of the Managing Member, then Section 7.04 shall apply to such Officer in the same manner as it applies to the Managing Member.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. The Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE 8

TRANSFERS OF INTERESTS

Section 8.01 Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any underwriter lock-up agreement applicable to such Member and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto, to any Person that is not a Permitted Transferee. Any such Transfer that is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio. Notwithstanding anything to the contrary in this ARTICLE 8, (i) Section 10.03 shall govern the exchange of LLC Units for shares of Class A Common Stock, and an exchange pursuant to, and in accordance with, Section 10.03 shall not be considered a “Transfer” for purposes of this Agreement, and (ii) any other Transfer of shares of Common Stock shall not be considered a “Transfer” for purposes of this Agreement.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this ARTICLE 8 that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer; and

(ii) the Transfer shall comply with all Applicable Laws and the Managing Member shall be reasonably satisfied that such Transfer will not result in a violation of the Securities Act.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer (i) would cause the Company to have more than 95 partners, within the meaning of Treasury Regulations Section 1.7704-1(h), or (ii) in the sole discretion of the Managing Member, could otherwise cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder.

(d) Any Transfer of Units pursuant to this Agreement, including this ARTICLE 8, shall be subject to the provisions of Section 3.01 and Section 3.03.

(e) If there is a Transfer of Units to a Permitted Transferee pursuant to this Agreement, the Units held by each such Permitted Transferee shall be included in calculating the Substantial Ownership Requirement.

Section 8.02 Certain Permitted Transfers. Notwithstanding anything to the contrary herein but subject to Section 8.01(b) and Section 8.01(c), the following Transfers shall be permitted:

(a) Any Transfer by any Member of its Units pursuant to a Disposition Event (as such term is defined in the certificate of incorporation of Pubco);

(b) Any grant of a bona fide security interest in, or a bona fide pledge of, Units to J.P. Morgan Chase & Co. or an affiliated entity or to any other financial institution that is approved by the Managing Member as collateral to secure indebtedness and any Transfer pursuant to the enforcement of such collateral;

(c) At any time, any Transfer by any Member of Units to any Transferee approved in writing by the Managing Member (not to be unreasonably withheld), it being understood that it shall be reasonable for the Managing Member to withhold such consent if the Managing Member reasonably determines that such Transfer would materially increase the risk that the Company would be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder; and

(d) The Transfer of all or any portion of a Member’s Units to a Permitted Transferee of such Member.

Section 8.03 Distributions. Notwithstanding anything in this ARTICLE 8 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a distribution pursuant to ARTICLE 5 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of the transferring Member’s Units) shall be entitled to receive such distribution in respect of such transferred Units.

Section 8.04 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

ARTICLE 9

CERTAIN OTHER AGREEMENTS

Section 9.01 Non-Compete; Non-Disparagement. Each Restricted Person agrees for the benefit of the Company and Pubco that:

(a) Unless otherwise specified in a separate agreement with the Company, the Restricted Person shall not, from and after the date the Restricted Person first acquires, directly or indirectly, any Units until the date that is five (5) years after the date on which the Restricted Person no longer holds any Units, either directly or indirectly, do any of the following: (i) directly or indirectly engage in any Competitive Activity, or (ii) solicit, or assist in the solicitation of, any Person who either is or has been an employee, producer or independent contractor of the Company or any of its Subsidiaries within the prior six (6) months for the purpose of inducing such Person to terminate his or her employment or relationship with the Company or its Subsidiary in order to work for Restricted Person or any other Person, whether or not a Competitive Enterprise.

(b) The Restricted Person shall not take, and the Restricted Person shall take reasonable steps to cause its Affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company or any of its Subsidiaries (the “Company Parties”) or their respective directors, officers, employees, members, representatives and agents.

(c) Each Restricted Person agrees that (i) the agreements and covenants contained in this Section 9.01 are reasonable in scope and duration, an integral part of the transactions contemplated by this Agreement and the Reorganization Documents, and necessary to protect and preserve the Members’ and Company Parties’ legitimate business interests and to prevent any unfair advantage conferred on such Restricted Person taking into account and in specific consideration of the undertakings and obligations of the parties under the Agreement and the Reorganization Documents, (ii) but for each Restricted Person’s agreement to be bound by the agreements and covenants contained under this Section 9.01, the Members and the Company Parties would not have entered into or consummated those transactions contemplated in the Agreement and the Reorganization Documents and (iii) that irreparable harm would result to the Members and the Company Parties as a result of a violation or breach (or potential violation or breach) by such Restricted Person (or its Affiliates) of this Section 9.01. In addition, each Member agrees that Pubco and the Company shall have the right to specifically enforce the provisions of this Section 9.01 in any state or federal court located in any jurisdiction deemed necessary by Pubco or the Company to enforce such covenants, in addition to any other remedy to which such parties are entitled at law or in equity. If a final judgment of a court of competent jurisdiction or other Governmental Authority determines that any term, provision, covenant or restriction contained in this Section 9.01 is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other Governmental Authority will have the power to modify this Section 9.01 (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision. To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with this Section 9.01, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein means the party in whose favor the final judgment or award is entered in any such proceeding.

(d) Notwithstanding anything to the contrary, this Section 9.01 is in addition to, and does not supplant, supersede, modify or limit in any manner, any other non-competition, non-solicitation, non-piracy or other similar obligations imposed on a Restricted Person, whether imposed by law (including the Restricted Person’s fiduciary duties to the Company) or by contract (including contracts entered into prior to or concurrently with the Restricted Person’s execution of this Agreement).

Section 9.02 Company Call Right. In connection with any Involuntary Transfer by any Non-Pubco Member, the Company or the Managing Member may, in the Managing Member’s sole discretion, elect to purchase from such Non-Pubco Member and/or the Transferee(s) in such Involuntary Transfer (each, a “Call Member”) any or all of the Units so Transferred (or to be Transferred) (“Call Units”), at any time by delivery of a written notice (a “Call Notice”) to such Call Member. The Call Notice shall set forth the LLC Unit Redemption Price and the proposed closing date of such purchase of such Call Units; provided that such closing date shall occur within ninety (90) days following the date such Call Notice is delivered to the Call Member. At the closing of any such sale, in exchange for the payment by the Company or the applicable Managing Member to such Call Member of the LLC Unit Redemption Price in cash, (a) the Call Member shall deliver its Call Units, duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Company or the Managing Member, as applicable, duly executed by such Call Member and accompanied by all requisite transfer taxes, if any, (b) such Call Units shall be free and clear of any Liens and (c) each Call Member shall so represent and warrant and further represent and warrant that it is the sole beneficial and record owner of such Call Units. Following such closing, such Call Member (i) shall no longer be entitled to any rights in respect of the Transferred Call Units, including any distributions or payments by the Company or Pubco with respect to such Call Units (other than the payment of the LLC Unit Redemption Price at such closing), (ii) if such Call Member does not hold any Units thereafter, shall thereupon cease to be a Member of the Company, and (iii) to the extent such Call Member does not hold any shares of Pubco Common Stock thereafter, shall thereupon cease to be a stockholder of Pubco.

Section 9.03 Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuances or sales by the Company of any class or series of Units or other Equity Securities of the Company, whether unissued or hereafter created; (d) issuances of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any Units; (e) issuances of any right of subscription to or right to receive, or any warrant or option for the purchase of, any Units; or (f) issuances or sales of any other securities that may be issued or sold by the Company.

ARTICLE 10

REDEMPTION AND EXCHANGE RIGHTS

Section 10.01 Redemption Right of a Member

(a) Notwithstanding any provision to the contrary in this Agreement, but subject to Section 3.02 and to any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, and without the need for the approval by the Managing Member or consent by any other Members, each Member (other than the Pubco Members) holding LLC Units shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of such Member’s LLC Units, other than Unvested LLC Units (the “Redemption Right”) at any time following the expiration of any contractual lock-up period relating to the shares of Pubco that may be applicable to such Member. A Member desiring to exercise its Redemption Right (the “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to Pubco. The Redemption Notice shall specify the number of LLC Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than ten (10) Business Days nor more than thirteen (13) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided that the Company, Pubco and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 10.01(b) or has revoked or delayed a Redemption as provided in Section 10.01(c) on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeeming Member shall transfer and surrender the Redeemed Units to the Company, free and clear of all Liens, and (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 10.01(b), and (z), if the LLC Units are certificated, issue to the Redeeming Member a certificate for a number of LLC Units equal to the difference (if any) between the number of LLC Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 10.01(a) and the Redeemed Units (i.e., the number of LLC Units the Redeeming Member will hold, if any, after the Redemption Date).

(b) In exercising the Redemption Right, a Redeeming Member shall be entitled to receive the number of shares of Class A Common Stock equal to the number of Redeemed Units (the “Share Settlement”) or cash in U.S. dollars in an amount equal to the Redeemed LLC Units Equivalent (the “Cash Settlement”); provided that Pubco shall have the option as provided in Section 10.02 and subject to Section 10.01(d) to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement. Within three (3) Business Days of delivery of the Redemption Notice, Pubco shall give written notice (the “Contribution Notice”) to the Company (with a copy to the Redeeming Member) of its intended settlement method; provided that if Pubco does not timely deliver a Contribution Notice, Pubco shall be deemed to have elected the Share Settlement method. If Pubco elects the Cash Settlement method, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to Pubco) within ten (10) Business Days of delivery of the Contribution Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, Company’s and Pubco’s rights and obligations under this Section 10.01 arising from the Redemption Notice.

(c) In the event that Pubco elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) Pubco shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) Pubco shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) Pubco shall have disclosed to such Redeeming Member any material non-public information concerning Pubco, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and Pubco does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) if the Redeeming Member is a party to the Registration Rights Agreement, Pubco shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, any “black-out” or similar period under Pubco’s policies covering trading in the Pubco’s securities to which the applicable Redeeming Member is subject, which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement; provided further, that in no event shall the Redeeming Member seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco) in order to provide such Redeeming Member with a basis for such delay or revocation. If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 10.01(c), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as Pubco, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock or the Redeemed LLC Units Equivalent that a Redeeming Member is entitled to receive under Section 10.01(b) (whether through a Share Settlement or Cash Settlement) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, the Redeeming Member in exercising the Redemption Right shall be entitled to receive the amount of such security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(f) Notwithstanding anything to the contrary contained herein, neither the Company nor Pubco shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Managing Member) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 10.02 Election and Contribution of Pubco. In connection with the exercise of a Redeeming Member’s Redemption Rights under Section 10.01(a), Pubco shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 10.01(b). Pubco, at its option, shall determine whether to contribute, pursuant to Section 10.01(b), the Share Settlement or the Cash Settlement. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 10.01(b), or has revoked or delayed a Redemption as provided in Section 10.01(c), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Pubco shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 10.02, and (ii) the Company shall issue to Pubco a number of LLC Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that Pubco elects a Cash Settlement and effects a substantially concurrent issuance of Class A Common Stock to fund the Cash Settlement, Pubco shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Pubco of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with respect to such Cash Settlement, provided that Pubco’s Capital Account shall be increased by an amount equal to any discount relating to such sale of shares of Class A Common Stock. The timely delivery of a Retraction Notice shall terminate all of the Company’s and Pubco’s rights and obligations under this Section 10.02 arising from the Redemption Notice.

Section 10.03 Exchange Right of Pubco

(a) Notwithstanding anything to the contrary in this ARTICLE 10, Pubco may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and such consideration between the Redeeming Member and Pubco (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 10.03, Pubco shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such LLC Units.

(b) Pubco may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by Pubco at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 10.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if Pubco had not delivered an Exchange Election Notice.

Section 10.04 Tender Offers and Other Events with Respect to Pubco

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by Pubco or is proposed to Pubco or its stockholders and approved by the board of directors of Pubco or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, the holders of Units (other than the Pubco Members and holders of Unvested LLC Units (solely in respect of such Unvested LLC Units)) shall be permitted to participate in such Pubco Offer by delivery of a notice of exchange (which notice of exchange shall be effective immediately prior to the consummation of such Pubco Offer (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated)). In the case of a Pubco Offer proposed by Pubco, Pubco will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of LLC Units (other than the Pubco Members and holders of Unvested LLC Units (solely in respect of such Unvested LLC Units)) to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence, Pubco will use its reasonable efforts expeditiously and in good faith to ensure that such holders may participate in each such Pubco Offer without being required to exchange LLC Units to the extent such participation is practicable. For the avoidance of doubt (but subject to Section 10.04(a)), in no event shall the holders of LLC Units participating in the Pubco Offer be entitled to receive in such Pubco Offer aggregate consideration for each LLC Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(b) Notwithstanding any other provision of this Agreement, if a Disposition Event (as such term is defined in the Pubco certificate of incorporation) is approved by the board of directors of Pubco and consummated in accordance with Applicable Law, then, at the request of the Company (or following such Disposition Event, its successor) or Pubco (or following such Disposition Event, its successor), each holder of LLC Units shall be required to exchange with Pubco, at any time and from time to time after, or simultaneously with, the consummation of such Disposition Event, all of such holder’s LLC Units for aggregate consideration for each LLC Unit that is equivalent to the consideration payable in respect of each share of Class A Common Stock in connection with the Disposition Event, provided, however, that in the event of a Disposition Event intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a holder shall not be required to exchange LLC Units pursuant to this Section 10.04(b) unless, as a part of such transaction, the holders are permitted to exchange their LLC Units for securities in a transaction that is expected to permit such exchange without current recognition of gain or loss, for U.S. and non-U.S. tax purposes, for the direct and indirect holders of LLC Units (except to the extent that property other than securities is received in such exchange), based on a “should” or “will” level opinion from independent tax counsel of recognized standing and expertise.

(c) Notwithstanding any other provision of this Agreement, in a Disposition Event, payments under or in respect of the Tax Receivable Agreement shall not be considered part of the consideration payable in respect of any LLC Unit or share of Class A Common Stock in connection with such Disposition Event for the purposes of Section 10.04(a) and Section 10.04(b).

Section 10.05 Reservation of Shares of Class A Common Stock; Certificate of Pubco. At all times Pubco shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a Cash Settlement. Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. Pubco covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this ARTICLE 10 shall be interpreted and applied in a manner consistent with the corresponding provisions of Pubco’s certificate of incorporation.

Section 10.06 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 10.07 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between Pubco and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

ARTICLE 11

LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02 Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and Officers set forth in Section 7.01, neither the Managing Member nor any other Covered Person described in clause (iii) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company, (ii) results from its contractual obligations under any Reorganization Document to be performed in a capacity other than as a Covered Person or from the breach by such Covered Person of Section 9.01 or (iii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Reorganization Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of Section 9.01, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d) The obligations of the Company under Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(e), entitled to enforce this Section 11.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(e) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(e), the following terms shall have the following meanings:

(i) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE 12

DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.03.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer or redemption of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) The expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member;

(iii) the entry of a decree of dissolution of the Company under §18-802 of the Delaware Act; or

(iv) at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware Act.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor);

(ii) second, to Pubco in respect of the Preferred Units, until Pubco has received an amount equal to the total amount that would then be required to be distributed by Pubco in respect of all outstanding shares of Pubco Preferred Stock if Pubco were to then liquidate, dissolve and/or wind up (generally equal to the Liquidation Preference plus the Liquidation Coupon Amount (each, as defined in the Certificate of Designations)); and

(iii) thereafter, to the LLC Members in the same manner as distributions are made under Section 5.03(b)(ii) (taking into account Section 5.03(b)(iii)).

(c) Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02, the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member, corresponding as nearly as possible to such Member’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith, subject to the last sentence of Section 5.03(d).

(d) In the event of a dissolution pursuant to Section 12.01(c), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.01(b) in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

Section 12.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this ARTICLE 12, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 12.04 Survival. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Expenses. Other than as set forth in Section 4.12 of the Reorganization Agreement or as provided for in the Tax Receivable Agreement, the Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses, administrative expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any reasonable out-of-pocket costs, fees and expenses incurred by it or its Subsidiaries in connection therewith. For any expenses, liabilities or other obligations that are related to the business conducted by the Company and/or its Subsidiaries, the Managing Member shall cause the Company to pay or bear all such expenses, liabilities and other obligations of the Managing Member or its Subsidiaries, including, (i) costs of any securities offerings (including any underwriters discounts and commissions), investment or acquisition transaction (whether or not successful) not borne directly by Members, (ii) compensation and meeting costs of its board of directors, (iii) cost of periodic reports to its stockholders, (iv) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Pubco, (v) accounting and legal costs, (vi) franchise taxes (which are not based on, or measured by, income), (vii) payments in respect of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by Pubco or its Subsidiaries to pay expenses or other obligations described in this Section 13.01 (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to Pubco or its Subsidiaries), (viii) payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement, (ix) other fees and expenses in connection with the maintenance of the existence of Pubco and its Subsidiaries (including any costs or expenses associated with being a public company listed on a national securities exchange) and (x) any obligations owed to any intervening third-party creditors in respect of any amounts in the foregoing clauses (i) through (ix); provided that the Company shall not pay or bear any income tax obligations of the Managing Member or its Subsidiaries pursuant to this provision. Payments under this Section 13.01 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of § 18-607 of the Delaware Act. For the avoidance of doubt, Pubco shall be considered a third-party creditor of the Company with respect to the any amounts owed pursuant to this Section 13.01 and shall be entitled to all remedies available to a third-party creditor to enforce the Company’s obligations to make payments under this Section 13.01.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. Any notice or other communication required or permitted hereunder shall be in writing and (except as otherwise provided in this Agreement) shall be deemed to have been duly given on the date of service if served personally; three (3) Business Days after the date of mailing, if mailed, by first class mail, registered or certified, postage prepaid; one (1) Business Day after delivery to the courier if sent by private courier guaranteeing next day delivery, delivery charges prepaid, or on the date sent, if sent by electronic mail if confirmation of receipt is received; provided that a copy of such notice is sent by one other method under this Section 13.03, and in each case, addressed as follows:

(a) if to the Company, to

Xponential Intermediate Holdings LLC

17877 Von Karman Avenue

Irvine, CA 92614

Attn: John Meloun

Email: john.meloun@xponential.com

With copies (which shall not constitute actual notice) to:

Buchalter, a Professional Corporation

1000 Wilshire Blvd, Suite 1500

Los Angeles, CA 90017-1730

Attn: Jeremy Weitz

Email: jweitz@buchalter.com

(b) if to a Member, to the address contained in the Company’s books and records; or

(c) at such other address as the Company or respective Member may, from time to time, designate in a written notice to all of the Members, in the case of the Company, and to the Company and any other Members, in the case of a Member.

All notices, requests and other communications between and among the Company and the Members in the normal course of the business of the Company will be deemed sufficiently given if sent by regular mail, postage prepaid or by facsimile. All references in this Agreement to “written notice,” “notice in writing” and similar terms shall be deemed to include notices given by electronic mail, so long as a receipt of such e-mail is requested and received. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:30 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Except as provided in ARTICLE 8, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of a Managing Member.

Section 13.05 Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party to the notice addressed as provided in Section 13.03 will be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES REGISTERED AGENTS SOLUTIONS, INC. (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE 1601 S. DUPONT HWY, SUITE 100, DOVER, DELAWARE 19901, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT AND, TO THE EXTENT A MEMBER IS NOT ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, AS REQUIRED BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF SUCH MEMBER. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

Section 13.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08 Entire Agreement. This Agreement and the Reorganization Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically related to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10 Amendment.

(a) This Agreement can be amended at any time and from time to time by written instrument signed by each of the Members who together own a majority in interest of the Units then outstanding, provided that no amendment to this Agreement may adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Members in any materially disproportionate manner to those then held by any other Members without the prior written consent of a majority in interest of such disproportionately affected Member or Members.

(b) For the avoidance of doubt: (i) a Managing Member, acting alone, may amend this Agreement, including the Member Schedule, (x) to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement and (y) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(d) and (z) to issue additional LLC Units or any new class of Units (whether or not pari passu with the LLC Units) in accordance with the terms of this Agreement and to provide that the Members being issued such new Units be entitled to the rights provided to Members; and (ii) any merger, consolidation or other business combination that constitutes a Disposition Event (as such term is defined in the certificate of incorporation of Pubco) in which the Non-Pubco Members are required to exchange all of their LLC Units pursuant to Section 10.04(b) and receive consideration in such Disposition Event in accordance with the terms of Section 10.04(b) and other provisions of this Agreement shall not be deemed an amendment hereof; provided that such amendment is only effective upon consummation of such Disposition Event.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11 Confidentiality.

(a) Each Member shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 13.11, in each case without the express consent, in the case of Confidential Information acquired from the Company, of the Managing Member or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i) such disclosure shall be required by Applicable Law;

(ii) such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii) such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member; or

(iv) such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Managing Member so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 13.11 (excluding this clause (iv)) prior to the disclosure of such Confidential Information.

(v) such disclosure is of financial and other information of the type typically disclosed to limited partners and limited liability company members (and prospective transferees or investors thereof) and is made to the partners or members of, and/or prospective investors in, Affiliates of the Members and such partner, Member or prospective investor is bound by the confidentiality provisions of a customary non-disclosure agreement entered into with the disclosing party that covers the Confidential Information so disclosed.

(b) “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c) In the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 13.11, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

Section 13.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 13.13 Further Action. Each individual married Member who is or becomes a resident of a community property state shall cause his or her spouse to execute a consent of spouse, the form of which is attached hereto as Exhibit B, on the date hereof or the date such Member becomes a resident of a community property state. If an individual married Member is not married on the date hereof but subsequently becomes married and is or becomes a resident of a community property state, then such Member shall cause his or her spouse to execute a consent of spouse, as attached hereto as Exhibit B as of date of such marriage or residency.

ARTICLE 14

ARBITRATION

Section 14.01 Title. The Members shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder (each, a “Dispute”) by negotiation. If a Dispute between Members cannot be resolved in such manner, such Dispute shall, at the request of any Member, after providing written notice to the other Members party to the Dispute, be submitted to arbitration in The City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who are knowledgeable about, and have recognized ability and experience in dealing with, the subject matter of the Dispute. The arbitrators will act by majority decisions. Any decision of the arbitrators shall (a) be rendered in writing and shall bear the signatures of at least two arbitrators, and (b) identify the members of the Panel. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The Members shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder.

ARTICLE 15

REPRESENTATIONS OF MEMBERS

Section 15.01 Representations of Members. Each Member (unless otherwise noted) to which a Unit is issued as of the date of this Agreement represents and warrants to the Company as follows:

(a) The Units issued to such Member, if any, are being acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to or for sale in connection with the distribution thereof.

(b) Such Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Member’s investment in the Units; such Member has the ability to bear the economic risks of such investment; such Member has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; and such Member has had an opportunity to ask questions and to obtain such financial and other information regarding the Company as such Member deems necessary or appropriate in connection with evaluating the merits of the investment in the Units. Such Member acknowledges that the Units have not been and will not be registered under the Securities Act or under any state securities act and may not be transferred except in compliance with the Securities Act and all applicable state laws.

(c) Each Member qualifies as an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act or the acquisition of its interest otherwise qualifies under an applicable exemption from registration under the Securities Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

XPONENTIAL INTERMEDIATE HOLDINGS LLC

By:

Name:

Title:

[ADD MEMBER SIGNATURE PAGES]